MR. JOHN MICEK TO JOIN ENOVA BOARD

TORRANCE, CA, December 10, 2007 – Enova Systems, Inc. (AMEX: ENA) (AIM: ENV and ENVS), an early stage production company in an emerging industry and a leading developer of proprietary electric, hybrid and fuel cell digital power management systems, announced today that Mr. John Micek III has joined the company as a member of the Board of Directors.

Mr. Micek previously served on Enova’s Board of Directors between April 1999 and July 2005. With his reappointment, he fills the vacancy reserved for the directors-elect of the holders of Series B Convertible Preferred Stock. The vacancy has existed since his resignation in July 2005. Mr. Micek will hold his office until he or his successor is elected by the holders of the Series B Convertible Stock at an annual or special meeting of the shareholders.

Mr. Micek currently actively serves on the boards of directors of Armanino Foods of Distinction, Benda Pharmaceutical, UTEK Corporation, and JAL/Universal Assurors. During the past five year, he previously served on the boards of Wherify Wireless and ExchangeBlvd.com

Mr. Micek also formerly was General Counsel of Enova between April 1994 and February 1997.

“I am pleased to welcome John back to our team” said Michael Staran, President and CEO of Enova. “His industry specific experience will compliment our current board of directors, and greatly contribute to the strategic plan for the company.”

For further information contact:

ENOVA SYSTEMS, Inc.
19850 South Magellan Drive
Torrance, CA 90502
T. +310-527-2800
Jarett Fenton, CFO and Investor Relations

About Enova Systems, Inc.

Enova Systems is a leading supplier of efficient, environmentally friendly digital power components and systems products. Enova’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile and stationary applications. Enova applies unique “enabling technologies” in the areas of alternative energy propulsion systems for light- and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. Enova develops, designs and produces drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles. For further information, contact Enova Systems directly, or visit its web site at http://www.enovasystems.com.

Regulatory

This news release contains forward-looking statements relating to Enova and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “could,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova’s periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2006. This forward-looking information should be considered only in connection with the aforementioned risk factors. Enova assumes no obligation to update such forward-looking statements.

Save for the information disclosed above there is no other information to be disclosed under schedule two, paragraph (g) of the AIM rules.

Source: Enova Systems, Inc.